EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198589) of Perficient, Inc. of our report dated June 22, 2017 with respect to the statements of net assets available for benefits of The Perficient, Inc. 401(k) Employee Savings Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related supplemental schedule H, Part IV, line 4i - schedule of assets (held at end of year) as of December 31, 2016 which appears in the December 31, 2016 annual report on Form 11-K of The Perficient, Inc. 401(k) Employee Savings Plan.

/s/ Brown Smith Wallace, LLP

St. Louis, Missouri
June 22, 2017